Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@crmz.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Announces 2Q Results

VALLEY COTTAGE, NY—August 8, 2014—CreditRiskMonitor (OTCQX: CRMZ) reported that revenues increased 2% and 3% to $3.00 million and $5.97 million for the 3 and 6 months ended June 30, 2014, respectively, compared to prior year periods. For the same periods, income from operations was $262,100 and $127,000, respectively, compared to $109,700 and $168,300 for the comparable 2013 periods. Cash, cash equivalents and marketable securities at the end of the six-month period increased $737,000 to $8.78 million versus the 2013 year-end balance of $8.05 million.

Jerry Flum, CEO said, “Sales growth has slowed down as the sales cycle has lengthened. In spite of this slowdown we made the decision to acquire additional data content and enhance our product offering. We realize that this will adversely impact short-term results but we expect the additional content will have a positive impact on our operating results in the long-term. Our 2nd quarter’s operating results were favorably impacted by a $220,000 refund received for sales taxes previously paid on third party content, and the final $60,000 refund was received in the 3rd quarter. We are still debt free and continuing to generate strong free cash flow.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 AND 6 MONTHS ENDED JUNE 30, 2014 AND 2013
(Unaudited)

	3 Months Ended		6 Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Operating revenues	$2,998,010	$2,933,752	$5,967,398	$5,799,259

Operating expenses:
Data and product costs	1,021,519	1,136,238	2,322,964	2,172,966
Selling, general and administrative expenses	1,657,116	1,652,682	3,403,526	3,387,410
Depreciation and amortization	57,240	35,117	113,911	70,553

Total operating expenses	2,735,875	2,824,037	5,840,401	5,630,929

Income from operations	262,135	109,715	126,997	168,330
Other income (expense), net	13,247	(36,069)	21,822	(42,430)

Income before income taxes	275,382	73,646	148,819	125,900
Provision for income taxes	(58,613)	(29,293)	(71,241)	(49,944)

Net income	$216,769	$44,353	$77,578	$75,956

Net income per share:
Basic and diluted	$0.03	$0.01	$0.01	$0.01

Weighted average number of shares outstanding:
Basic	7,959,200	7,946,462	7,958,926	7,946,462
Diluted	8,211,239	8,231,872	8,223,004	8,246,052

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
JUNE 30, 2014 AND DECEMBER 31, 2013

	June 30,	Dec. 31,
	2014	2013
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$7,390,831	$6,649,432
Marketable securities	1,393,590	1,398,022
Accounts receivable, net of allowance	1,304,905	1,707,582
Other current assets	776,815	581,132

Total current assets	10,866,141	10,336,168

Property and equipment, net	367,210	422,682
Goodwill	1,954,460	1,954,460
Other assets	40,077	23,653

Total assets	$13,227,888	$12,736,963

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$6,972,478	$6,692,052
Accounts payable	75,634	86,478
Accrued expenses	1,417,657	1,280,316

Total current liabilities	8,465,769	8,058,846

Deferred taxes on income	725,615	783,096
Other liabilities	4,470	5,099

Total liabilities	9,195,854	8,847,041

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 25,000,000 shares; issued and outstanding 7,959,200 and 7,958,564 shares, respectively	79,592	79,585
Additional paid-in capital	29,023,182	28,958,648
Accumulated deficit	(25,070,740)	(25,148,311)

Total stockholders’ equity	4,032,034	3,889,922

Total liabilities and stockholders’ equity	$13,227,888	$12,736,963

Overview

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial risk analysis and news, designed to save time for busy corporate credit and procurement/supply-chain professionals. The service offers comprehensive commercial credit reports covering over 40,000 public companies worldwide. Over 30% of the Fortune 1,000 already use CreditRiskMonitor’s timely news alerts and reports that feature detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, as well as the Company’s  proprietary FRISK® scores.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.